Exhibit 10.2

LICENSE AGREEMENT

This License Agreement (“License”) is made this day of 9 Nov 2006, by and between City of Maricopa, an Arizona municipal corporation (“City”) and Palo Verde Utilities Company, LLC/Global Water-Palo Verde Utilities Company and Santa Cruz Water Company, LLC/Global Water-Santa Cruz Water Company (collectively, “Utility”). This License is entered into pursuant to and in accordance with the Memorandum of Understanding (“MOU”) entered into between the City and the Utility’s parent company, Global Water Resources, LLC (“GWR”) dated December 6, 2005.

RECITALS:

A.        Utility is currently or will be providing water and wastewater services throughout significant portions of the City, the Subject Territories and Global’s Planning Area (as defined in the MOU). Such area is within the current or expected future area for which Utility holds a Certificate of Convenience and Necessity (“CC&N”) issued by the Arizona Corporation Commission (“Commission”). Utility has been asked by certain property owners to petition the Commission for an extension of said CC&N to include additional areas within and outside the City but which are not currently within Utility’s existing certificated area. The areas outside of the City are within the City’s growth and/or planning areas. Utility acknowledges City’s commitment to the health and welfare of the residents of these areas and, therefore, will continue to use the best available engineering and technology in supplying water, wastewater and reclaimed water services in conformance with applicable regulations of the United States Environmental Protection Agency, Arizona Department of Environmental Quality, Pinal County Department of Health and Human Services, the Commission, and any other governmental authority having jurisdiction thereof.

B.        City acknowledges Utility’s operation in these areas and recognizes the importance of the wastewater, water and reclaimed water utility services provided by Utility and further acknowledges the extension of Utility’s CC&N and operations to include additional properties outside of and within the City.

C.        City has agreed that Utility should be permitted the use of all public streets and rights-of-way within the City for utility service during the term of this License. Utility and City agree that City will have the right to review and approve the location of all wastewater and water mains, force mains, lift stations and other similar facilities that may be placed in public rights-of-way within the City’s jurisdiction.

Accordingly, the parties hereto desire to enter into this License.

AGREEMENT:

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.        Definitions. Utility and City agree to the following definitions as to terms utilized herein:

A.        “City Administrator” shall mean the City Manager for the City of Maricopa, Arizona, who oversees the day-to-day conduct of City business in accordance with the directions of the Mayor and City Council as set forth in the City Code of the City of Maricopa, Arizona.

B.        “City Facilities” shall mean all public utilities for the provision or collection of wastewater, water, gas, electric, telephone, railroad, solid waste and transportation including, but not limited to, methods of manufacture, distribution, transmission, storage or supply of such public utilities.

C.        “Utility Facilities” shall mean facilities owned by Utility and used in the provision of water production, treatment and distribution, wastewater collection and treatment and reclaimed water delivery including, but not limited to, methods of manufacture, distribution, transmission, storage or supply of such wastewater treatment.

D.        “Proprietary Function” shall mean functions that City, in its discretion, may perform when considered to be for the profit or benefit of the City and its residents as opposed to “Governmental Purposes.”

E.        “Environmental Laws” shall mean all federal, state and local laws, ordinances, rules, regulations, statutes and judicial decisions now or hereafter in effect, as amended from time to time, in any way relating to or regulating human health or safety, or industrial hygiene or environmental conditions, or protection of the environment, or prevention or cleanup of pollution or contamination of the air, soil, surface water or ground water.

F.        “Governmental Purposes” shall include, but not be limited to, the following functions of City: (1) any and all improvement to City streets, alleys, and avenues; (2) establishing and maintaining storm drains and related facilities; (3) establishing and maintaining municipal parks, parking, parkways, pedestrian malls, or grass, shrubs, trees, and other vegetation for the purposes of landscaping any street or public property; (4) collection and disposal of garbage; and (5) as defined by statute and case law.

G.        “Hazardous Substances” means those substances defined as toxic or hazardous substances, pollutants, or wastes by Environmental Law and the following substances: gasoline, kerosene, or other petroleum products, toxic pesticides and herbicides, volatile solvents, materials containing asbestos or formaldehyde, and radioactive materials.

2.        Operating Grant. City hereby grants Utility, its successors and assigns, the license, right and privilege to construct, maintain, and operate upon, over, along, across, and under the present and future public rights-of-way (including, but not limited to, streets, alleys, ways, highways and bridges) within the City (currently or in the future) and those areas outside of the City’s jurisdictional limits but within its growth areas (as defined on Exhibit A attached hereto), wastewater collection, water distribution, and reclaimed water distribution systems, together with all necessary or desirable appurtenances (including, but not limited to, pumping facilities, transmission mains, service lines, meters, force mains, collection mains, valves, cleanouts, manholes, control stations, remote terminal units, telemetry antennae (subject to applicable regulatory provisions) and equipment for its own use), for the purpose of supplying water together with wastewater collection, treatment and reclaimed water services to City, its successors, the inhabitants thereof, and all individuals and entities either within or beyond the limits thereof, for all reasonable purposes. This License shall be effective on the date first set forth above, and unless earlier revoked or terminated as provided for herein, the term of this License shall continue, as provided for in the MOU, until the earlier of (a) being replaced with a franchise agreement as provided for in the MOU or (b) twenty (20) years from the date of this License.

In the event of conflict between the terms and conditions of this License and the terms and conditions under which the City may grant a license as set forth in applicable Arizona law or the Maricopa City Code, the following will prevail in the order presented: (i) applicable Arizona law, (ii) Maricopa City Code, and (iii) this License.

This License as granted is non-exclusive. City specifically reserves the right to grant, at any time, such additional licenses to use the City’s present and future public rights-of-way to other parties as it deems appropriate.

3.        Compliance with City Practice; Map Submitted for Approval; City Construction Near Utility Facilities.

A.        Construction Standards.

All construction of Utility Facilities hereunder shall be performed in accordance with the construction standards, conditions and administrative procedures (including Global Water Construction Standards, Uniform Standard Specifications for Public Works Construction (MAG)) of City with respect to improvements in the public rights-of-way. Before Utility makes or authorizes any installations in the public rights-of-way, Utility shall submit for approval a map and site plan showing the location of such proposed installations to City Administrator or his designee. In addition, Utility is aware that City may require any landowner, developer or new customer entering into facilities extension agreements with Utility within the jurisdiction of City to submit their plans for facility construction for review and that City may charge a reasonable fee for such review. City shall require that City’s costs for an on-site inspector to review Utility’s compliance within the requirements of right-of-way permits issued pursuant to this License shall be paid by Utility. The inspector may be full time or part time as determined in the reasonable discretion of City based upon Utility’s construction in the public right-of-way.

Utility shall strictly adhere to all applicable codes, right-of-way permit conditions or regulations of City currently or hereafter in force. Utility shall arrange the Utility Facilities within the area of the License in such a manner as to cause no unreasonable interference with the use of said public property. In the event of such interference caused by installation by Utility that is not in accordance with plans that have been submitted to the City, City may require the relocation or removal of Utility’s Facilities from the property within the area of this License in question without cost to City.

B.        Restoration.

Whenever Utility disturbs the surface or subsurface of any public right-of-way or adjoining public property or the public improvement located thereon, therein or thereunder for any purpose mentioned herein, Utility shall promptly, at its own expense, restore, repair or replace the same to a condition as existed prior to the disturbance to the satisfaction of City (subject to City’s customary practice of review upon request of Utility). If such restoration, repair or replacement of the surface, subsurface or any structure thereon, therein or thereunder is not completed in a reasonable time or such restoration, repair or replacement does not meet City’s satisfaction, City may perform the necessary restoration, repair or replacement, either through use of its own forces or through a hired contractor, and the cost thereof, including the cost of inspection and supervision, shall be paid by Utility within thirty (30) days after receipt of City’s invoice therefor. All excavations made by Utility in the City’s public rights-of-way shall be properly safeguarded for the prevention of accidents. The work hereby required shall be done in strict compliance with the applicable rules, regulations and ordinances of City as now or hereafter amended.

C.  Location.

The Utility Facilities herein provided for, to be constructed, installed, operated and maintained hereunder, shall be so located or relocated as to interfere as little as possible with traffic or other authorized uses over, under or through the City’s public rights-of-way. Utility shall conduct its activities hereunder within the City’s rights-of-way in such a manner as to not unreasonably interfere with City’s placement, construction, use and maintenance of its public rights-of-way, street lighting, water pipes, drains, sewers, traffic signal systems, light rail or other City systems that have been, or may be, installed, maintained, used or authorized by City. Those phases of the activities licensed herein relating to traffic control, backfilling, compaction and Paving, as well as the location or relocation of Utility Facilities herein provided for, shall be subject to regulation by City.

Utility shall keep accurate installation records of the location of all Utility Facilities in the City’s public rights-of-way and shall cooperate with City to furnish such records in an electronic mapping format compatible with the current City electronic mapping format. At a minimum, such files shall be ESRI Shape Files that contain the center line route of the water and wastewater lines together with the nominal line size, operating system name, line section name, shape file projection, longitude/latitude coordinates, and NAD_1983 HARN Stateplane_Arizona_Central_FIPS_0202_Feet_Intl Projection: Transverse_Mercator. Upon completion of changes in the Utility Facilities in the City’s rights-of-way, Utility shall provide City with installation records in an electronic format compatible with the current City electronic mapping format showing the location of the underground and above ground facilities within thirty (30) calendar days from the completion of the installation.

Utility shall comply with Arizona Revised Statutes Sections 40-360.21 et seq. by participating as a member of the Arizona Blue Stake Center with the necessary records and persons to provide location service of Utility Facilities upon receipt of a locate call or as promptly as possible, but in no event later than two (2) working days. A copy of Utility’s agreement or proof of membership shall be filed with City.

If, during the design process for public improvements being constructed for a Governmental Purpose, City discovers a potential conflict of Utility Facilities with proposed construction, Utility shall either: (1) at its sole cost through its own service locate and, if necessary, expose its facilities in conflict in the least destructive or intrusive method possible; or (2) reimburse City for the reasonable costs of using a pothole service under contract with City to locate or expose its facilities. City shall make reasonable efforts to design projects pursuant to this subsection so as to avoid relocation expense to Utility. Utility agrees to furnish the location information in a timely manner, but in no case longer than fifteen (15) calendar days after City’s written notice of potential conflict.

Utility agrees not to install, maintain or use any of its Utility Facilities in such a manner as to damage or unreasonably interfere with any existing facilities of any utility located within the rights-of-way of City.

D. Relocation

City may reasonably require relocation of the Utility Facilities in the City’s public rights-of-way. If City requires such relocation, the entire cost of such relocation shall be borne by Utility.

City will not exercise its rights to require relocation of the Utility Facilities in an unreasonable or arbitrary manner, or to avoid its obligation under the License. City agrees to notify Utility during the planning and design of City’s projects in rights-of-way that may require relocation of the Utility Facilities and to coordinate its construction plans and schedules with Utility to determine the most cost-effective design to mitigate Utility’s cost to relocate the Utility Facilities.

City will make reasonable efforts not to require Utility to relocate the Utility Facilities within the public rights-of-way without providing Utility adequate space within the rights-of-way to relocate the Utility Facilities that must be moved.

Subject to the provisions of this Section, if, during the course of a project undertaken by or on behalf of City, City determines that the Utility Facilities are in conflict, the following procedures shall apply: (i) Prior to issuing notice to proceed to City’s contractor, Utility shall, within a reasonable time, but in no event exceeding six (6) months, remove or relocate the conflicting facility to the alternate location provided by City as described in this Section. This time period shall begin running upon receipt by Utility of written notice from City. However, if both City and Utility agree, the time frame may be extended based on the requirements of the project; (ii) Subsequent to City’s notice to proceed to its contractor, City and Utility will immediately begin the coordination necessary to remove or relocate the conflicting facility. Actual construction of such removal or relocation is to begin no later than sixty (60) business days, if practicable, after written notification from City of the conflict.

Utility agrees to obtain a permit as required by this License prior to removing, abandoning, relocating or reconstructing, if necessary, any portion of the Utility Facilities within the City’s public rights-of-way. Further, Utility shall reimburse City for pavement damage as reasonably determined by the City Code or the City. Reimbursement for pothole services and pavement damage is separate, and in addition to, any license fees included in this License. Utility, at the time of or prior to submitting construction plans, shall provide City with a description of the type of service to be provided by Utility in sufficient detail for City to determine compliance with this License.

In the event that Utility’s construction or maintenance activities under this License conflict with existing or planned facilities occupying the City’s public rights-of-way under authority of a City permit or License, and such activities require the relocation of such existing facilities, Utility shall be responsible for the cost of such relocation.

If Utility fails to comply with the terms of this License in undertaking any relocation of the Utility Facilities that are required under this License, and such failure delays construction of a public project causing City to be liable for delay damages, Utility shall reimburse City for those damages attributable to the delay created by Utility. Except for charges that it is disputing in good faith, Utility shall pay City for delay damages under this paragraph within thirty (30) calendar days of receipt of an invoice. Except for charges that Utility is disputing in good faith, a late charge in the amount of one and one-half percent (1.5%) accruing thirty-one (31) days from the date of the invoice until paid per month shall be assessed for late payment of such damages.

E. Emergencies

In the event of a public emergency, City may direct Utility to undertake reasonable activities in connection with the Utility Facilities as deemed reasonably necessary by the City Administrator and Public Works Director to address a public emergency. A public emergency shall be any condition which, in the opinion of any of the officials named, poses an immediate threat to the lives or property of the citizens of City, caused by any natural or man-made disaster, including, but not limited to, storms, floods, fire, accidents, explosions, major water main breaks, hazardous materials spills, etc. Utility shall conduct any such emergency activities at its cost, but may seek recovery for such costs against any party, except City, that may have responsibility for causing the emergency. If Utility does not take the action directed by City described above within 24 hours, City reserves the right to cause such action to be undertaken by City or a third party and seek reimbursement from Utility.

F. Permitting

Prior to construction or alteration of the Utility Facilities in the City, Utility shall in each case file plans with the City’s Public Works Department and any other department as may be designated by City and, where required, receive written approval in the form of a permit before proceeding with such work.

A City construction permit to allow installation of the Utility Facilities in the City may include the following, but not limited to, conditions: (i) Controlling construction hours to nighttime and weekends; (ii) Controlling the length of street segments under construction; (iii) Reserving the right to change the construction schedule to accommodate known and unforeseen events; (iv) Requiring public information/notification efforts; (v) Requiring construction firms to utilize contract barricade companies and any other necessary traffic control devices; (vi) Requiring trench plating and restoration of the street segment to accommodate normal traffic needs each day; (vii) Requiring that substantial design be done up front to minimize unanticipated route changes; (viii) Providing for a requirement controlling the number of pipelines constructed in a street segment; (ix) Other reasonable conditions relating to construction in the City’s rights-of-way.

G. Other

In the case of emergency repairs, after calling Police and Fire Departments as appropriate, Utility may call the City’s Public Works Director or City Administrator to locate and obtain verbal approval for the emergency repair from the City. However, in all cases Utility must file plans and obtain all applicable permits within two (2) business days of any such emergency.

Whenever the construction, operation, use, relocation, reconstruction, repair, maintenance or related activity by Utility causes the release of a Hazardous Substance, Utility shall take all necessary actions and measures to immediately abate such Hazardous Substance. If Utility cannot contact the City Administrator or Public Works Director immediately, Utility shall proceed to abate the Hazardous Substance immediately and shall notify the City Administrator or Public Works Director, file plans, obtain a permit and make any required changes within two (2) business days of such abatement.

If City undertakes either directly or through a contractor any construction project adjacent to or near the Utility Facilities operated pursuant hereto and such activity does not involve a public improvement for a Governmental Purpose, City shall include in all such construction specifications, bids, and contracts a requirement that, as part of the cost of the project and at no cost to Utility, the contractor or his designee obtain from Utility approval for the temporary removal, relocation, barricading or depressurization of any Utility Facilities or equipment, the location of which may create an unsafe condition in view of the equipment to be utilized or the methods of construction to be followed by the contractor. City shall indemnify and hold Utility harmless from any and all claims, costs, losses, or expenses incurred by Utility as a result of the failure of City to comply with the requirements hereof.

4.        Fees.

A.      A fee of three percent (3%) of Gross Revenues as it relates to consumptive use of water and wastewater by residential and commercial customers within the existing incorporated limits of the City, the Subject Territories and in Global’s Planning Area shall be paid by Utility to the City. If the ACC Order (as defined in the MOU) has not been entered by April 14, 2006, then the fee of three percent (3%) as provided for above shall be reduced to two percent (2%) with respect to the consumptive use of water and wastewater residential and commercial customers located outside the jurisdictional limits of the City but within GWR’s Planning Area; however, if any property located outside the City’s jurisdictional limits becomes a part of the City’s jurisdictional limits through an annexation, then the fee shall automatically be increased from two percent (2%) to three percent (3%) for the annexed property on the date the annexation is effective. In the event the Commission declines to enter the ACC Order and at the request of the Utility or GWR, the City will then proceed with a franchise election (at Utility’s cost) seeking approval of the fees provided for in this Section and to grant Utility or GWR a franchise in connection therewith for a reasonable term as agreed to by the parties, but in no event less than twenty (20) years. The franchise election shall take place on a date to be set by the City and shall occur no later than the earlier of eighteen (18) months following the Commission declining to enter the ACC Order or October 15, 2007. Upon a request of Utility or GWR, the City agrees to continue to cause franchise elections to occur (at Utility’s cost) on at least an annual basis seeking approval of the franchise provided for herein. All of the foregoing payments shall be made on a quarterly basis. Gross Revenues shall include base fees, consumptive fees, and industrial and commercial reclaimed water sales but shall not include revenues as they arise from hook up fees, service connection fees, termination fees, reconnect or disconnect fees, late fees, NSF fees, account handling fees, or bulk service rate on the sale of construction water. The parties acknowledge that Utility or GWR will seek the consent of the Commission to allow for inclusion of all fees described within this Section in the monthly consumptive billing of the utilities. The fees provided for in this Section are flow through fees to Utility and are incremental to the rates currently set in place by the Commission; however, if the Commission does not approve these fees to be added to the monthly consumptive billings of Utility, Utility shall pay the fees as an operating expense.

B.        GWR shall pay City a special installation fee of Fifty Dollars ($50.00) for each residential home within the jurisdictional limits of City as annexed from time to time connecting to the water or wastewater system described herein during the term of this License. Only a single Fifty Dollar ($50.00) fee will be paid per home, The special installation fee will be adjusted to One Hundred Dollars ($100.00) for each residential home within GWR’s Planning Area (exclusive of the Ak-Chin Indian Reservation and also excluding homes within the jurisdictional limits of the City) connecting to the Utility’s water and wastewater system described herein during the terms of this License. All such fees will be paid retroactively on a quarterly basis.

C.        Payments due City under this License shall be made payable to the “City of Maricopa” and directed to: The City of Maricopa, P.O. Box 610, Maricopa, Arizona 85239. All forms and remittances received within the cashiering office on or before the last business day of the month following the end of each calendar quarter when due shall be regarded as timely filed. The start of business of the first business day following the second month following the end of each calendar quarter when due shall be the delinquency date. Mailing the form of remittance on or before the due date or delinquency date does not relieve Utility of the responsibility of causing its form or remittance to be received by the last business day of the quarter when due. If such payment is not received by the delinquency date, City shall impose interest at a rate of one and one-half percent (1.5%) per month commencing from the delinquency date and continuing until the payment is made. Fractions of a month shall be considered to constitute a full month for the purpose of computing interest. Each payment shall be accompanied by a brief report showing the basis for the computation and such other relevant facts as may be required by the City.

D.        The fees contemplated by this Section are the same fees contemplated by the Sections 5 and 12 of the MOU. The MOU shall not be construed as containing an additional obligation for the Utility or GWR to pay fees.

5.        Nature of License. This License is not exclusive, and nothing herein contained shall be construed to prevent City from granting other like or similar grants or privileges to any other person, firm or corporation. Utility may not assign this License to any other person, firm or corporation without the prior written consent of City, which shall be expressed by a Resolution from the City Council. Any transfer of this License, whether voluntary or involuntary, without approval of the City shall be deemed void and of no effect.

6.        Revocation.

6.1      Revocation for Cause. Subject to Section 6.2 below, this License issued hereunder may, after public hearing, be revoked, altered, or suspended by City as it deems necessary on any of the following grounds: (i) For failure to pay license fees as required under this License; (ii) For failure to comply with the law regarding the operation of the Utility

Facilities, this License or the appropriate regulatory authority; (iii) For violation of material terms of this License; (iv) Any fraud by Utility in its conduct or relations under the material terms of this License; (v) Willful or grossly negligent repeated violations of this License; (vi) Failure to comply with any federal, state, local or administrative order, law, permit regulation or consent decree as such may apply to the activities of Utility, as contemplated in this License; and (vii) Permanent or temporary suspension for a period greater than ninety (90) calendar days by the United States or the State of Arizona for any authorizations for Utility to own, operate, maintain, or construct the Utility Facilities.

6.2      Cure Period. If any of the foregoing events shall occur, Utility shall be given a period of thirty (30) days after receipt of a written notice of default from City to cure said default prior to the conduct of the hearing described in Section 6.3. If Utility shall fail to cure the event of default within said thirty (30) day period or, in the event of a default that is unable to be cured within such thirty (30) day period, Utility shall fail to commence the cure of the event of default and continue to diligently pursue such cure, the provisions of Section 6.3 shall then apply.

6.3      City Determination; Public Hearing. If Utility shall fail to remedy its default as provided for in Section 6.2, City shall notify Utility of that determination and shall state the major causes and reasons supporting the determination. Utility shall be granted ten (10) days to respond to the determination. City shall consider the response of Utility, if any, and may terminate, postpone for a period, or proceed with the revocation, alteration, or suspension process. If City proceeds with the revocation, alteration or suspension process, or reactivates postponed proceedings, a written statement of revocation, alteration or suspension shall be served upon Utility stating the principal reasons for such action and a copy of the statement shall be sent by certified U.S. Mail, return receipt requested, to Utility. This statement and a Notice of Public Hearing shall be published in a newspaper of general circulation and a public hearing shall be scheduled thirty (30) days after publication. The City Council shall take final action on the revocation, alteration or suspension of the License after completion of the public hearing.

7        Abandonment

7.1      Abandonment; Removal of Facilities. In the event that the use of a substantial part of any of the Utility Facilities in the City is commenced in connection with the providing of regular services and then discontinued for any reason for a continuous period of two (2) years for reasons other than Force Majeure, or in the event such Utilities Facilities have been installed in any City public right-of-way without complying with the requirements of this License, or this License has terminated or been revoked, Utility shall promptly, upon being given thirty (30) days’ notice from City, begin removal of such Facilities in the City and related appurtenances from the City’s public rights-of-way other than such underground facilities which City may permit to be abandoned in place. In the event of such removal, Utility shall promptly restore the street or other area from which such property has been removed to a condition satisfactory to City subject to City’s customary practice to review upon request of Utility. As a minimum, Utility shall restore the City’s public rights-of-way to a condition as existed prior to the removal of the structure or property.

7.2      Permanent Abandonment. Utility Facilities and any other property of Utility remaining in the City’s public rights-of-way without the consent of City one hundred and eighty (180) days after the revocation of the License shall be at the option of City considered permanently abandoned. Any Utility property permitted to be abandoned in place shall be abandoned consistent with applicable law.

8.        Indemnification and Insurance

8.1      General Indemnification. Utility shall fully indemnify, defend and hold harmless City, its officers, boards, commissions, elected officials, agents, attorneys, representatives and employees (the “Indemnitees”) against any and all costs, damages, expenses, claims, suits, actions, liabilities and judgments for damages, including but not limited to, reasonable expense for legal fees, whether suit be brought or not, and disbursements and liabilities incurred or assumed by City (collectively “Losses”) in connection with: (i) Personal injury or death and damage to any form of property tangible or intangible, in any way arising out of or through the acts or omissions of Utility, its officials, agents, attorneys, representatives or employees; (ii) Requests for relief to the extent arising out of any Utility action or inaction which results in (a) a claim for invasion of the right of privacy; (b) defamation of any person, firm or corporation; (c) trespass or any claim of compensable taking or compensable diminution of use or value of property; (d) violation or infringement of any copyright, trademark, trade name, service mark or patent; (iii) Any and all claims arising out of Utility’s failure to comply with the provisions of this License or any federal, state or local law or regulation applicable to Utility; or (iv) Any and all disputes arising out of a claim by any party other than City or Utility wherein damages or other relief is sought to the extent caused by an action or omission of Utility. However, such duty to indemnify, defend and hold harmless shall not apply to Losses arising from the negligence or willful misconduct of City, its employers, agents, representatives and invitees for which City shall indemnify Utility.

8.2      Waiver. The provisions of this Section shall not be read to impose any liabilities on City not imposed by other law, or to waive any immunities City may have under federal or state law. Utility shall make no settlement in any matter identified above without City’s written consent, which shall not be unreasonably withheld or delayed. Failure to inform City of settlement shall constitute a breach of the License and City may seek any redress available to it against Utility whether set forth in this License or under any other municipal, state or federal laws. City’s exercise of or failure to exercise all rights pursuant to any section of this License shall not affect in any way the right of City to subsequently exercise any such rights or any other right of City under this License or any other rule, regulation or law.

8.3      All Rights Reserved. All rights of City, pursuant to indemnification and insurance as provided for by this License are in addition to all other rights City may have under this License and any other rule, regulation or law.

8.4      Survival. The provisions of this Section shall not be dependent or conditioned upon the validity of this License or the validity of any of the procedures or agreements involved in the award of a license, but shall be and remain a binding right and obligation of City and Utility even if part or all of this License is declared null and void in a legal or administrative proceeding. It is the intent of Utility and City, upon the Effective Date of the License, that the provisions of this subsection survive any such declaration and shall be a binding obligation of and inure to the benefit of Utility and City and their respective successors and assigns, if any.

8.5      Environmental Indemnification. Utility (as “Indemnitor”) agrees to indemnify, defend, save and hold harmless City and its officers, officials, agents and employees as (“Indemnitee”) from and against any and all demands, claims, complaints, losses, damages, actions or causes of action, assessments, liabilities, costs or expenses including, without limitation, interest, penalties and reasonable attorneys’ fees and reasonable expenses of investigation and remedial work (including investigations and remediation by engineers, environmental consultants and similar technical personnel) asserted against or imposed upon or incurred by Indemnitee arising in connection with, or resulting from, any Environmental Law, including but not limited to, any use, generation, storage, spill, release, discharge or disposal of any Hazardous Substance that comes to be located on, at, about or under the City’s rights-of-way because of, or in connection with, the violation of any Environmental Law (hereinafter collectively referred to as “Claims”) to the extent that such Claims are caused by the Fault of the

Indemnitor, its officers, officials, agents, employees, contractors, volunteers, tenants, subtenants, invitees or licensees. As used in this Section, “Fault” means those nonculpable acts or omissions giving rise to strict liability under any Environmental Law pertaining to Hazardous Substances, as well as culpable conduct (negligence or willful misconduct) provided however, “Fault” does not include claims caused by the negligence or willful misconduct of City, its employees, agents, representatives or invitees.

8.6      Liability Insurance. Beginning upon the Effective Date and continuing throughout the term of this License, Utility shall maintain insurance in the amounts and under the terms and conditions set forth in Exhibit B. Within thirty (30) days of the Effective Date, Utility shall file with City and maintain on file throughout the term of this License certificates of insurance that demonstrate that Utility complies with the requirements set forth in Exhibit B. Utility shall also provide City certificates evidencing its compliance within ten (10) business days from any subsequent request from City.

8.7      Changes to Insurance. Utility shall have six (6) months from the date of notification from the City Administrator of reasonable changes to the insurance requirements to comply with such changes. City may, no more frequently than each year on the anniversary date of this License, change such insurance requirements to be consistent with insurance requirements consistent with prudent water, wastewater, and reclaimed water utility practices.

9.        General Provisions

9.1      License Administrator and Enforcement. In all matters of License administration, the City Administrator shall have authority to determine Utility’s compliance with the terms and provisions of this License, and in the event of non-compliance to exercise any or all of the remedies included in this License, except that License revocation may be accomplished as indicated in this License. Should Utility become dissatisfied with any material decision or ruling of the City Administrator, Utility may appeal the decision of the City Administrator on issues of significance, to the City Council. The City Council may refuse to reconsider, accept, reject or modify the decision of the City Administrator. Notwithstanding the above, this provision shall in no way be deemed to restrict Utility from seeking relief in any court of competent jurisdiction.

9.2      Right of Inspection of Construction. City shall have the right to inspect all construction or installation work performed subject to the provisions of this License and to make such tests as it shall find necessary to ensure compliance with the terms of this License and other pertinent provisions of law.

9.3      Right of Intervention. City shall have the right of intervention in any suit or proceeding related to or arising out of this License to which Utility is party, and Utility shall not oppose such intervention by City but shall in no way be deemed to have waived its rights to oppose the merits of the City’s position following such intervention.

9.4      Right of Inspection of Records. Upon five (5) business days’ prior written notice, City shall have the right to inspect all books, records, maps, plans, and other like material of Utility which is limited to and relates to this License, at any time during normal business hours at a location within the jurisdictional limits of the City.

9.5      Proprietary Information. If Utility determines that in order to respond to City’s request for documentation and inspection that it must reasonably provide proprietary information, Utility shall so designate such claim to proprietary treatment on documents provided to City. Proprietary information disclosed by Utility for the purposes hereunder shall mean any document or material clearly identified as confidential (hereinafter “Proprietary Information”). Proprietary Information shall not, however, include information provided by City to calculate the license fee or permits issued by City. Proprietary Information disclosed by Utility hereunder to City or its constituent departments shall be regarded as proprietary as to third parties, and City shall take such steps as are reasonably necessary to keep such information confidential. The foregoing shall not apply to any information which is already in the public domain; however, if public domain information is included with proprietary information on the same document, City shall only disclose those portions within the public domain. If a third party ever challenges Utility’s designation of information as Proprietary Information and Utility does not want the information disclosed, Utility will reimburse the City for any expenses incurred in responding to such challenge by the third party.

9.6      Public Records Acknowledgment. Notwithstanding any provision in this License, Utility acknowledges and understands that City is a political subdivision of the State of Arizona and is subject to the disclosure requirements of Arizona’s Public Records Law (Ariz. Rev. Stat. Ann. §§ 39-121, et seq.).

9.7      Permission of Property Owner Required. A License granted hereunder shall not convey the right to install any Utility Facilities or other piece of equipment by Utility on private property.

9.8.      Compliance with Laws. Utility shall comply with all Federal and State of Arizona laws, as well as all City ordinances, resolutions, rules and regulations heretofore or hereafter adopted or established as they pertain to the exercise of the rights and duties granted Utility under this License.

9.9      Non-Performance by City. Utility shall not be relieved of its obligation to comply with any of the provisions of this License by reason of any failure of the City, upon any one or more occasions, to insist upon or to seek compliance with any such terms and conditions.

9.10    Right to Secure Public Welfare. There is hereby reserved to City every right and power which is required to be herein reserved or provided by any ordinance or the City Code and Utility by its acceptance of this License, agrees to be bound thereby and to comply with any action or requirements of City in its exercise of such rights or power, heretofore or hereafter enacted or established. Neither the granting of this License nor any provision hereof shall constitute a waiver or bar to the exercise of any governmental right or power of City. No privilege or exemption shall be granted under this License except those specifically prescribed herein.

9.11    The License Document—Issuance and Acceptances. The License granted shall not become effective until all provisions required in this subsection are completed, all of such provisions being hereby declared to be conditions precedent to the effectiveness of any such License granted hereunder. In the event any of such provisions are not completed in the time and manner required, the License shall be null and void. Within thirty (30) days of the Effective Date of this License or within such extended period of time as the City Council in its discretion may authorize, Utility shall submit to City its written acceptance of the License, together with the insurance certificates required by the License, and its acknowledgment that it will be bound by and comply with everything which is required of Utility by the provisions of the License. Such acceptance shall be acknowledged by Utility.

9.12.    Survival of Warranties. Utility’s representations and warranties made under this License or any permit issued hereunder shall survive termination or revocation.

9.13.    Hazardous Substances. Utility shall, at its own cost, be responsible for proper investigation and management of all Hazardous Substances under its control, including Hazardous Substances in which it uses, generates or disposes of, and shall comply with all Environmental Laws in carrying out its obligations under this License. In the event Utility releases to the environment Hazardous Substances under its control, to the extent that a governmental agency with jurisdiction requires reporting, investigation, cleanup or remedial measures to be taken, Utility shall, at its sole cost and expense, promptly undertake such required actions. If Utility discovers a pre-existing environmental condition, Utility shall immediately notify City in writing.

9.14.    Right of Cancellation. Utility acknowledges that this License is subject to cancellation by City pursuant to the provisions of Section 38-511, Arizona Revised Statutes.

9.15.    Covenant Against Contingent Fees. Utility warrants that no person has been employed or retained to solicit or secure this License upon an agreement or understanding for a commission, percentage, brokerage, or contingent fee; and that no member of the City Council, or any employee of City, has any interest, financially or otherwise, in this License or Utility. For breach or violation of this warranty, City shall have the right to annul this License without liability, or at its discretion to deduct from the License price or consideration, the full amount of such commission, percentage, brokerage or contingent fee.

9.16    Equal Opportunity/Affirmative Action. Utility shall comply with the provisions of this License pertaining to discrimination and accepting applications or hiring employees. Utility shall not discriminate against any worker, employee or applicant, or any member of the public, because of race, color, religion, gender, national origin, sexual orientation, age or disability nor otherwise commit an unfair employment practice. Utility will take affirmative action to ensure that applicants are employed, and employees are dealt with during employment, without regard to their race, color, religion, gender or national origin, sexual orientation, age or disability. Such action shall include but not be limited to the following: employment, promotion, demotion or transfer; recruitment or recruitment advertising; layoff or termination; rates of pay or other forms of compensation; and selection for training, including apprenticeship as well as all other labor organizations furnishing skilled, unskilled and union labor, or who may perform any such labor or services in connection with this License.

9.17.    Independent Contractor. Any provision in this License that may appear to give the City the right to direct Utility or Utility the right to direct City as to the details of accomplishing the work or to exercise a measure of control over the work means that the party shall follow the wishes of the other party as to the results of the work only. These results shall comply with all applicable laws and ordinances. The parties are each independent of each other and nothing in this License shall be construed as creating a joint venture relationship between the parties.

9.18.    Compliance with Federal Laws. Utility understands and acknowledges the applicability of the Immigration Reform and Control Act of 1986 and the Drug Free Workplace Act of 1989 to this License. Utility agrees to comply with these laws in performing this License and to permit City to verify such compliance.

9.19    Governing Law; Jurisdiction. It is mutually understood and agreed that this License shall be governed by the laws of the State of Arizona, both as to interpretation and performance. Any action at law, suit in equity or judicial proceeding for the enforcement of this License or any provision thereof shall be instituted only in the courts located within Pinal County, Arizona.

9.20    Delivery, Procedure of Notices and Communications. All notices, consent or other communication under this License shall be in writing and either delivered in person, sent by facsimile transmission, deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested, or deposited with any commercial air courier or express service and addressed as follows:

To:	Global Water Resources, LLC
21410 North 19th Avenue, Suite 201
Phoenix, Arizona 85027
Attn: Trevor Hill
Fax: 623-580-9659

To the City:	City of Maricopa P.O. Box 610 Maricopa, Arizona 85239 Attn: City Manger Fax: 520-568-9120

With a copy to:	Fitzgibbons Law Offices, PLC 711 East Cottonwood Lane, Suite E Casa Grande, Arizona 85222 Attn: Denis Fitzgibbons Fax: 520-426-9355

Notice shall be deemed received at the time it is personally served or, on the day it is sent by facsimile transmission, on the second day after its deposit with any commercial air courier or express service or, if mailed, three (3) calendar days after the notice is deposited in the United States mail as above provided. Any time period stated in a notice shall be computed from the time the notice is deemed received unless noted otherwise. Any party may change its mailing address, fax number or the person to receive notice by notifying the other party as provided in this Section. Notices sent by facsimile transmission shall also be sent by regular mail to the recipient at the above address. This requirement for duplicate notice is not intended to change the effective date of the notice sent by facsimile transmission.

9.21    Organization/Employment Disclaimer. This License is not intended to constitute, create, give rise to, or otherwise recognize a joint venture, agreement, or relationship, partnership, or formal business organization of any kind, and the rights and obligations of the Parties shall be only those expressly set forth therein. Utility agrees that no persons working for Utility are City employees and that no rights of City Civil Service, Retirement or Personnel rules accrue to such persons. Utility shall have total responsibility for all salaries, wages, bonuses, retirement, withholdings, workmen’s compensation, unemployment compensation, other benefits, and all taxes and premiums appurtenant thereto concerning such persons, and shall save and hold City harmless with respect thereto.

9.22    Entire Agreement; Amendment; Waivers. This License, and the below listed exhibits which are incorporated herein by this reference and are attached hereto and/or on file at City and available for inspection, constitute the entire agreement between City and Utility with respect to the transactions contemplated therein and supersede all prior negotiations, communications, discussions and correspondence, whether written or oral, concerning the subject matter hereof. No supplement, modification, or amendment of any term of this License shall be deemed binding or effective unless executed in writing by the Parties. No waiver of any of the provisions of this License shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

9.23.     Right of Parties. Nothing in this License, whether express or implied, is intended to confer any right or remedies under or by reason of this License on any persons other than the Parties to this License and their respective successors and permitted assigns, nor is anything in this License intended to relieve or discharge any obligation or liability of any person who is not a Party to this License, nor shall any provision hereof give any persons not a Party to this License any right of subrogation or action over or against any Party to this License.

9.24.     Construction. This License is the result of negotiations between the Parties, none of whom has acted under any duress or compulsion, whether legal, economic or otherwise. Accordingly, the terms and provisions of this License shall be construed in accordance with their usual and customary meanings. The Parties hereby waive the application of any rule of law that otherwise would be applicable in connection with the construction of this License that ambiguous or conflicting terms or provisions should be construed against the party who (or whose attorney) prepared the executed License or any earlier draft of the same. Unless the context of this License otherwise clearly requires, references to the plural include the singular and the singular the plural. The words “hereof,” “herein,” “hereunder” and similar terms in this License refer to this License as a whole and not to any particular provision of this License. All references to “Sections” herein shall refer to the sections and paragraphs of this License unless specifically stated otherwise. The section and other headings contained in this License are inserted for convenience of reference only, and they neither form a part of this License or are they to be used in the construction or interpretation of this License.

9.25.    Severability. If any covenant, condition, term or provision of this License is held to be illegal, or if the application thereof to any person or in any circumstances shall to any extent be judicially determined to be invalid or unenforceable, the remainder of this License or the application of such covenant, condition, term or provision to persons or in circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby, and each covenant, term and condition of this License shall be valid and enforceable to the fullest extent permitted by law.

9.26.    Cooperation and Further Documentation. Each of the Parties agree to provide the other with such additional and other duly executed documents as shall be reasonably requested to fulfill the intent of this License.

9.27.    Survival of Representations and Warranties. All representations and warranties made in this License shall survive the execution and delivery of this License.

9.28.    Force Majeure. For the purpose of any of the provisions of this License, neither Utility nor City, as the case may be, shall be considered in breach of or in default of their obligations under this License as a result of the enforced delay in performance of such obligations due to unforeseeable causes beyond its control and without its fault or negligence, including, but not limited to, acts of God, acts of the public enemy, acts of the Federal Government, acts of Pinal County, acts of the State of Arizona or any of its departments or commissions, acts of any railroad, fire, floods, epidemics, strikes, lock outs, freight embargoes and unusually severe weather; it being the purpose and intent of this provision that in the occurrence of any such enforced delay, the time for performance of Utility’s and City’s obligations, as the case may be, shall be extended for the period of the enforced delay, provided that the party seeking the benefit of this provision shall have notified the other party thereof in writing of the cause or causes thereof, and requested an extension for the period of the enforced delay. If notice by the party claiming such extension is sent to the other party more than thirty (30) days after commencement of the cause, the period of delay shall be deemed to commence thirty (30) days prior to the giving of such notice.

9.29.    Recitals. The Parties represent and warrant that the recitals as stated above are accurate, current and are incorporated herein by this reference.

IN WITNESS WHEREOF, the Parties have caused this License to be executed as of the date first set forth above.

CITY OF MARICOPA

By
Its Mayor

Attest:

By
Its City Clerk

Approved as to form:

By
City Attorney

UTILITY

Palo Verde Utilities Company, LLC/Global Water-Palo Verde Utilities Company

By
Its President

Santa Cruz Water Company, LLC/Global Water-Santa Cruz Water Company

By
Its President

STATE OF ARIZONA    )

                                           ) ss.

County of Pinal                )

On this 4th day of Dec. 2006, before me, the undersigned officer, personally appeared Kelly Anderson, who acknowledged himself to be the Mayor of the City of Maricopa, an Arizona municipal corporation, and that he/she, in such capacity, being authorized so to do, executed the foregoing instrument for the purposes therein contained.

IN WITNESS WHERE, I hereunto set my hand and official seal.

/s/ Lupe T. Mendez
Notary Public

My Commission Expires: July 7, 2009

STATE OF ARIZONA    )

                                           ) ss.

County of Maricopa          )

On this 10th day of November 2006, before me, the undersigned officer, personally appeared Trevor T. Hill, who acknowledged himself to be the President of Palo Verde Utilities Company, LLC/Global Water-Palo Verde Utilities Company and that he, in such capacity, being authorized so to do, executed the foregoing instrument for the purposes therein contained.

IN WITNESS WHERE, I hereunto set my hand and official seal.

/s/ Dolly Higuera
Notary Public

My Commission Expires: Aug 7, 2010

STATE OF ARIZONA    )

                                           ) ss.

County of Maricopa          )

On this 10th day of November 2006, before me, the undersigned officer, personally appeared Trevor T. Hill, who acknowledged himself to be the President of Santa Cruz Water Company, LLC/Global Water-Santa Cruz Water Company and that he, in such capacity, being authorized so to do, executed the foregoing instrument for the purposes therein contained.

IN WITNESS WHERE, I hereunto set my hand and official seal.

/s/ Dolly Higuera
Notary Public

My Commission Expires: Aug 7, 2010

Global Water Resources, Inc.

Coverage Summary as of 11/09/06

Property	Arch Insurance Corporation	GWPKG0051600	$3,319,000 Building $120,000 EDP $121,700 Owned, Scheduled, Leased/Rented Equipment $4,030,000 Business Income/Extra Expense

Crime	Arch Insurance Corporation	GWPKG0051600	$100,000 Employee Dishonesty; $100,000 Forgery or Alteration; $100,000 Money Securities Inside/Outside; $100,000 Computer Fraud

General Liability	Arch Insurance Corporation	GWPKG0051600

$1,000,000 Bl & PD Per Occurrence, $3,000,000 Aggregate

$1,000,000 Employee Benefits Liability

$1,000,000 Personal Injury and Advertising Injury Per Occurrence

$1,000,000 Damage to Premises Rented to You-Any One Premises

$    10,000 Medical Expense

$      5,000 Non-Monetary Liability Per Incident

Professional Liability	Arch Insurance Corporation	GWPKG0051600	$1,000,000 Each Claim $1,000,000 Aggregate

Wrongful Acts Liability	Arch Insurance Corporation	GWPKG0051600	$1,000,000 Each Claim $1,000,000 Aggregate

Employment Practices Liability	Arch Insurance Corporation	GWPKG0051600	$1,000,000 per claim $1,000,000 Aggregate

Automobile	Arch Insurance Corporation	GWPKG0051600	$1,000,000 Per Accident $ 5,000 Medical Payments-Per Person $1,000,000 Uninsured/Underinsured Motorists Coverage $ 50,000 Limit per Vehicle-Physical Damage Hired Vehicles

Umbrella	Arch Insurance Corporation	GWUFP0051600	$10,000,000 Per Occurrence $10,000,000 Aggregate
Umbrella	Admiral Insurance	EX00000390601	$10,000,000 Excess of Arch $10,000,000
Umbrella	St. Paul Fire & Marine Insurance Company	QI01201181	$20,000,000 Excess of Arch & Admiral $20,000,000
Umbrella	Interstate Indemnity Company	HFX1000297	$10,000,000 Excess of St Paul $20,000,000